FOR IMMEDIATE RELEASE	CONTACT(S):	Lisa Miles (Investor) 800-MAXIMUS x 11637

DATE: July 23, 2007		Rachael Rowland (Media) 800-MAXIMUS x 11688

MAXIMUS SETTLES DISTRICT OF COLUMBIA CONTRACT INVESTIGATION
– Company Provides Preliminary Third Quarter Results and Will Host a Conference
Call on Tuesday, July 24, 2007 at 8:30 a.m. ET –

(RESTON, Va. – July 23, 2007) – MAXIMUS (NYSE: MMS), a leading provider of government services, announced today that it has reached an agreement with the Federal government to settle its investigation of the Company’s Medicaid claiming work for the District of Columbia. Under the terms of the settlement, MAXIMUS will reimburse the Federal government $30.5 million for Medicaid claims prepared on behalf of the District of Columbia that lacked sufficient documentation.

As part of the settlement, MAXIMUS has entered into a Corporate Integrity Agreement with the U.S. Department of Health and Human Services and a Deferred Prosecution Agreement with the U.S. Attorney’s Office for the District of Columbia. The government is not filing any criminal charges against the Company. However, the U.S. Attorney’s Office has reserved the right to file charges in the event MAXIMUS fails to comply with the terms of the integrity and settlement agreements during the next 24 months.

“This settlement is in the best interests of the Company and its shareholders and resolves an investigation concerning work that dates back to 1999,” commented Richard Montoni, CEO of MAXIM US. “MAXIMUS accepts responsibility for the conduct of its employees, and since that time, we have taken remedial actions to improve oversight to prevent a recurrence. It is imperative that our business achieves the highest standards, and over the last twelve months, we have actively worked to standardize procedures with the creation of a formal professional practices guide, the expansion of our compliance function, increased training programs, and rigorous quality reviews. MAXIMUS and its employees are committed to maintaining corporate integrity and client trust. We remain focused on the delivery of services in an environment that promotes and fosters leadership under the MAXIMUS Code of Business Conduct and Ethics.”

NEWS RELEASE CONTINUED

In its fiscal 2007 third quarter, MAXIMUS plans to record legal fees and settlement expenses totaling approximately $33.0 million which includes certain unrelated legal costs. Portions of the settlement are not tax deductible. Therefore, the associated tax benefit of the settlement and related expenses is approximately $4.5 million, resulting in an after-tax charge of approximately $1.30 per share in the Company’s third fiscal quarter. As a result of the legal and settlement charges, MAXIMUS now expects GAAP loss per share for the third quarter to be in the range of $0.66 to $0.68 and $0.35 to $0.45 for the full fiscal year 2007. Excluding the impact of the settlement and legal expenses, MAXIMUS expects third quarter earnings per share in the range $0.62 to $0.64. The Company also reiterated its full year guidance, excluding the legal and settlement expenses in the third quarter, of $0.85 to $0.95. The Company will report full financial results on August 7, 2007.

Mr. Montoni concluded, “Our operations performed well in the quarter, and we continued to take steps necessary to position the Company for long-term growth. Prior to the outlay of cash for this settlement that will occur in the fourth quarter, the ending cash and short-term investment position on the balance sheet at June 30, 2007 remains healthy at $215 million. Our continued strong cash position reflects solid performance from operations and improved Days Sales Outstanding (DSO) resulting in cash from operations of approximately $36 million for the three months ended June 30, 2007. This settlement is consistent with a series of actions we have taken over the last twelve months to address legacy matters and best position the Company for long-term growth, client service, and the optimization of shareholder value.”

The Company will host a conference call on Tuesday, July 24, 2007, at 8:30 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050 (Domestic)/ 206.902.3258 (International)

For those unable to listen to the live call, a replay will be available through August 3, 2007. Callers can access the replay by registering for the digital playback at the following website: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration .aspx?recid=564 1. Upon registration, participants will receive an email with the call back information.

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services. The Company has more than 5,200 employees located in more than 220 offices in the United States, Canada and Australia. In 1999, 2001, 2002, 2003, and 2005 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year. Additionally, MAXIM US is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

NEWS RELEASE CONTINUED

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward -looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:
Lisa Miles
Investor Relations 703.251.8637

Rachael Rowland
Public/Media Relations 703.251.8688

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